Exhibit 99.1
Dear Terremark Team,
I’m sure that all of you share my frustration with the recent decline in our stock price. I believe that there’s a disconnect between our stock price and the performance of our company. I believe that this can be attributed primarily to the apathy in the market place and the incredible skepticism of investors in the current environment. This investor apathy has been fueled by the recent collapse in value of names like Citicorp, GE, Fortis, Barclays Bank etc., the recent financial scandals, and as a result of the dismal global economic forecasts. It’s my opinion that all of these macro-economic issues overshadow what has been, and continues to be, the strong growth of our company over the past several years. If you look across all geographic regions and all product sectors, our performance has never been better. Our teams in the US, Europe and Latin America are performing well, our product set is being embraced by a wide array of private and public sector customers, and financially we have sufficient liquidity to continue our expansion and meet all our debt obligations.
If you take all these factors into consideration and with our projected growth, I am convinced that it’s only a matter of time before the market recognizes the value proposition of our differentiated business model and that this will be reflected positively in our stock price. One of the negatives of being a public company is that you are being valued every minute of the day and today we are seeing that there are many companies with strong fundamentals that are being penalized for the overall conditions of the marketplace. In other words, they’re throwing out the baby with the bath water. This is exactly how I feel about our company, and although I know it’s difficult, I ask you not to pay attention to the daily fluctuations of our stock price. Instead, concentrate on how fortunate we are to have an incredibly dedicated team, superb geographic locations, state of the art facilities, and an unparalleled product set.
Thank you for your dedication and please don’t hesitate to reach out to your supervisor or to me directly if you have any questions.
Manny